CLARK  WILSON  LLP
BC's  Law  Firm  for  Business


January  5,2006


Thrust  Energy  Corp.
807-1050  Burrard  Street
Vancouver  BC  V6Z  2S3

Dear  Sirs:


Re:  Common  Stock  of  Thrust  Energy  Corp.
     Registered  on  Form  SB-2  filed  January  9,  2006

     We have acted as special counsel to Thrust Energy Corp. (the "Company"), a Nevada corporation, in connection with the filing, on January 9, 2006, of a registration statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") of 5,000,000 shares of the Company's common stock (the "Registered Shares"), as further described in the Registration Statement.

     In  connection with this opinion, we have examined the following documents:

     (a)     Corporate  Charter  and  Articles  of  the  Company;

     (b)     By-Laws  of  the  Company;

     (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

     (d)     The Registration Statement; and

     (e) The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

     In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

     We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Registration Statement and Prospectus relate, when sold pursuant to the Registration Statement and in accordance with the prospectus delivery and other applicable requirements of the Securities Act will be duly and validly authorized and issued, and fully paid and non-assessable.

     We are familiar with the General Corporation Law of the State of Nevada, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours  truly,


CLARK  WILSON  LLP

/s/  Clark  Wilson  LLP